Exhibit 10.43

February 8, 2016
Mr. Fabian Tenenbaum

Dear Fabian:

On behalf of Bellerophon Therapeutics (the “Company”), I am pleased to offer you employment as Chief Financial Officer and Chief Business Officer of the Company. The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer.
1.POSITION

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You will be employed to serve on a full-time basis as the Company’s Chief Financial Officer and Chief Business Officer reporting directly to me. You will primarily be responsible for management of the Finance and Business Development functions, oversight of the Operating Plan, and will be a member of the Bellerophon Leadership Team. Your employment with the Company will begin on a date between February 15th and March 1st, 2016 as mutually agreed upon by you and the Company (the “Start Date”).

2.COMPENSATION

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Your base salary will be at the annualized rate of $360,000.00, less all applicable taxes and withholdings, to be paid in bi-weekly installments in accordance with the regular payroll practices of the Company. Your base salary will be subject to annual review by the Board of Directors of the Company (the “Board”) or the Compensation Committee thereof (the “Committee”).

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Following the end of each calendar year and subject to the approval of the Board or the Committee, you will be eligible to receive a retention and performance bonus. The target amount of such annual bonus will be 40% of your annualized base salary, which shall be paid in cash or equity or any combination thereof, in each instance as determined by Compensation Committee, in its sole discretion and on such terms (including, without limitation, vesting terms, which shall be no greater than one year from the date of the grant, for any bonus paid, in whole or in part, in equity) as it may in its sole discretion establish. Your actual annual bonus may be more or less than the above-stated target amount, and will be determined by the Committee based on the Company’s performance and your performance during the applicable calendar year, as determined by the Board in its sole discretion. You must be employed by the Company on the date any annual bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company. Any bonus would be pro-rated for the 2016 calendar year.

184 Liberty Corner Road, Suite 302, Warren, NJ 07059 | 908-574-4770 | bellerophon.com

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The Company will, subject to approval of the Committee, grant you an option to purchase 130,000 shares of Bellerophon common stock (such shares, including any securities into which such shares are changed or for which such shares are exchanged, the “Common Stock”) at a per share exercise price equal to the fair value of the Common Stock on the date of grant (as determined by the Board of Directors of the Company) (the ‘Option”). The Option, subject to the approval of the Committee, will (a) vest in four equal installments, with the first installment vesting one year following the Start Date, and the remaining three installments vesting annually of the following three anniversaries of the State Date and (b) include 100% accelerated vesting in the event of a Change in Control (as defined below) and (c) formally provide an alternative vesting schedule solely in the event that the Company terminates your employment without Cause (as defined below) following the vesting of the first installment, such that the Option will be deemed to have vested in equal monthly installments following the Start Date. The Option shall be evidenced by the form of Stock Option Agreement provided to you and your acknowledged receipt thereof.

3.BENEFITS

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You may participate in all employee benefit plans made generally available by the Company from time to time to its employees, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those plans. The Company currently offers medical, dental, disability, life insurance and 401(k) benefit plans. Benefits are subject to change at any time in the Company’s sole discretion.

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You will be eligible to receive, on the same basis as other similarly situated employees of the Company, any other employee benefits, including ten (10) paid holidays and twenty (20) paid time off (PTO) days each calendar year. The number of PTO days for which you are eligible will accrue ratably each month that you are employed during a calendar year. Upon your separation from the Company, you will receive payment for any accrued, unused PTO days in accordance with Company policy and applicable law.

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The Company will provide reimbursement of travel and entertainment (T&E) expenses incurred in connection with Bellerophon business activities in accordance with the Company’s Travel & Entertainment Policy.

3.REIMBURSEMENT FOR LEGAL SERVICES

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Within 90 days of employment, the Company will reimburse you for the cost of legal services you incurred to prepare your offer letter up to a maximum of $3,000. In order to receive reimbursement, you may be required to provide copies of your legal invoices to the Company.

4.OTHER TERMS AND CONDITIONS OF EMPLOYMENT

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In the event the Company terminates your employment without Cause (as defined below) at any time, or if you terminate your employment for Good Reason (as defined below) within twelve (12) months following a Change in Control (as defined below), the Company will provide you with the following severance benefits (the “Severance Benefits”: (a) for a period of twelve (12) months following your termination of employment, the Company will continue

184 Liberty Corner Road, Suite 302, Warren, NJ 07059 | 908-574-4770 | bellerophon.com

to pay to you monthly, as severance pay, an amount equal to your base salary rate as of your termination date, (b) the Company will provide you with your Annual Bonus at the target level in cash or equity or any combination thereof, where cash or equity or the combination is determined by the Committee in its sole discretion, and (c) the Company shall, provided that you are eligible for and elect to continue receiving group medical, dental and/or vision coverage under COBRA, and for a period ending on the earlier of (x) twelve (12) months following your termination date and (y) the date you become eligible to receive such insurance coverage from a new employer, reimburse you for the portion of the premiums for such coverage that it pays on behalf of active and similarly situated employees. You agree to inform the Company in writing within five (5) business days of becoming eligible to receive group insurance coverage from a new employer. All Severance Benefits are subject to applicable taxes and withholdings. Your receipt of any and all Severance Benefits is contingent upon your executing and allowing to become effective (within 60 days following your termination or such shorter period as the Company may specify) a severance and release of claims agreement in the form provided by the Company (the ‘Severance Agreement’). The Severance Benefits will commence on the first regular payday whose cutoff date occurs after the Severance Agreement becomes effective, provided that if the sixtieth day following your separation from employment ends in a calendar year subsequent to the year in which your employment is terminated, payment will not begin before the first business day of that subsequent year if the Severance Pay is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the ‘Code’).

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“Cause” means: (i) commission of, indictment, or conviction for, any crime involving moral turpitude or any felony; (ii) participation in any fraud against the Company; (iii) your substantial failure to perform (other than by reason of physical or mental illness or disability for a period of less than three consecutive months or in aggregate less than twenty-six weeks), or gross negligence in the performance of , your duties and responsibilities to the Company; (iv) other conduct by you that is reasonably anticipated to harm the business, interests or reputation of the Company; or (v) your breach of a material term of this offer letter, the Confidentiality Agreement (as defined below), or any other written agreement between you and the Company.
“Good Reason” means: without your prior consent, (i) a material diminution of your duties, authority or responsibilities, (ii) a material diminution in your annualized base salary, other than in an amount proportionate to reductions made in the annualized base salaries of other comparable senior executives, (iii) the relocation of the principal place at which you provide services to the Company by more than 25 miles from the Company, other than in a direction that reduces your daily commute, or (iv) a material breach of this letter. To terminate your employment for Good Reason, you must (x) provide notice to the Company of the purported event giving rise to Good Reason within 30 days after it occurs, (y) provide the Company with at least 30 days to cure, and (iv) if not cured, resign for Good Reason within 60 days after the end of the cure period.

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A “Change in Control” shall have occurred if, after the Start Date, (A) any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including a “group” as defined or described in Section 13(d) of the Exchange Act) (other than any Person that includes New Mountain

184 Liberty Corner Road, Suite 302, Warren, NJ 07059 | 908-574-4770 | bellerophon.com

Partners II (AIV-A), L.P., New Mountain Partners II (AIV-B), L.P., New Mountain Affiliated Investors II, L.P. or Allegheny New Mountain Partners, L.P. or any of their affiliates (any such Person, an “Excluded Person”)), is the “Beneficial Owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly of more than 50% of the voting capital stock of the Company, or (B) the Company, sells in a single transaction or series of related transactions all or substantially all of its assets (including equity interests in any subsidiaries of affiliates) to any Person other than an Excluded Person; and provided, that, for avoidance of doubt, an initial public offering of securities of the Company (or any successor of the Company) shall not constitute Change in Control for purposes of this letter.

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You will be required to execute, as a condition of your employment with the Company, the Company’s standard Employee Confidentiality, Non-Solicitation, Non- Competition, and Work Product Assignment Agreement (the “Confidentiality Agreement”) to be provided by the Company.

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Your employment with the Company is conditioned on your eligibility to work in the United States. You agree to provide to the Company, within three (3) days of your Start Date, documentation proving your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. To that end, a copy of an 1-9 Form is enclosed for your information. Please bring the appropriate documents listed on that form with you when you report to work.

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While you are employed by the Company you will be expected to devote your full working time, energy, skill and experience to the performance of your duties, which may be redefined or modified by the Company from time to time. For the first 3 months, it is expected that you will provide limited support for Anterios-Allergan integration activities.

▪	The Company’s employment offer is contingent upon your successful completion of a background check, drug screen and completed reference check. It is also contingent upon approval of the Board.

▪	By signing this letter you agree that this offer is personal and confidential and should not be discussed with any other employees in the Company.

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Your employment with the Company is at will. This means that you or the Company may terminate the employment relationship at any time, for any reason, with or without Cause or notice. This letter is not a contract, nor a promise of employment for any specific duration. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as explicitly set forth above.

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For purposes of this letter, a termination of employment will mean a ‘separation from service’ as defined in Section 409A, and each amount to be paid or provided as a Severance Benefit will be construed as a separate identified payment for purposes of Section 409A. If and to the extent any portion of any payment, compensation or other benefit provided to you in connection with your employment termination is determined to constitute `nonqualified deferred compensation’ within the meaning of Section 409A and you are a specified employee as defined in Section 409A(a)(2)(B)(i), as determined by the Company in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the

184 Liberty Corner Road, Suite 302, Warren, NJ 07059 | 908-574-4770 | bellerophon.com

payment, compensation or other benefit shall not be paid before the earlier of (i) the expiration of the six month period measured from the date of your ‘separation from service’ (as determined under Section 409A) or (ii) the tenth day following the date of your death following such separation from service (the ‘New Payment Date’). The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule. All compensatory payments are subject to applicable tax and other required withholding.

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This letter constitutes the final and complete agreement with respect to your employment and supersedes any and all prior or contemporaneous discussions, representations or commitments, whether written or oral, relating to the terms of your employment, including without limitation those set forth in the January 25, 2016, January 28, 2016, and February 3, 2016 offer letters, which are null and void.

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You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

If you agree with the terms and conditions of this offer, please sign and date this letter in the space provided below and return it to me by the close of business on Friday, February 12, 2016.
We are very much looking forward to having you join our team.
/s/ Jonathan Peacock
Jonathan Peacock
Chairman & CEO
Bellerophon Therapeutics

The foregoing correctly sets forth the terms of my at-will employment with Bellerophon Therapeutics. I am not relying on any representations other than those set forth above.
/s/ Fabian Tenenbaum            02/12/16
Fabian Tenenbaum            Date

184 Liberty Corner Road, Suite 302, Warren, NJ 07059 | 908-574-4770 | bellerophon.com